Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form F-3 of our report dated April 29, 2018, relating to the financial statements, appearing in Bancolombia S.A.’s Annual Report on Form 20-F for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche Ltda.
 Medellín, Colombia
 April 24, 2019